Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road

Suite 200

Richardson TX 75081 USA

(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS REVENUE OF $1.6 MILLION

IN THE THIRD QUARTER OF 2015

Richardson, Texas — November 16, 2015 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and nine months ended September 30, 2015.

Intrusion’s net loss was $432 thousand in the third quarter 2015 compared to a net income of $147 thousand in the third quarter 2014.

Intrusion’s revenue for the third quarter 2015 was $1.6 million compared to $2.0 million in the third quarter 2014.

Gross profit was $1.0 million or 63 percent of revenue in the third quarter of 2015 compared to $1.3 million or 65% of revenue in the third quarter 2014.

Intrusion’s third quarter 2015 operating expenses were $1.4 million compared to $1.2 million in the third quarter 2014.

As of September 30, 2015, Intrusion reported cash and cash equivalents of $1.1 million, a working capital deficiency of $1.8 million and debt of $1.9 million.

“Orders booked were $1.8 million in the third quarter of 2015 compared to $2.0 million in the second quarter 2015.  Orders from new customers have taken longer than expected; however, the number of potential new customers has increased.  We are currently in discussions with approximately forty new customers.  In the first quarter, thirteen customers generated our revenue,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until November 19, 2015 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 80110002.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, advanced persistent threat identification, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for advanced persistent threats and network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, forecasted future sales opportunities with potential new customers, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	September 30,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$1,081	$1,006
Accounts receivable	619	737
Inventories, net	12	12
Prepaid expenses	31	105
Total current assets	1,743	1,860

Property and equipment, net	497	391
Other assets	46	61
TOTAL ASSETS	$2,286	$2,312

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$945	$862
Dividends payable	125	20
Obligations under capital lease, current portion	185	145
Deferred revenue	784	442
Loan payable to officer	1,530	—
Total current liabilities	3,569	1,469

Loan payable to officer	—	1,530
Obligations under capital lease, noncurrent portion	154	130

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding—200 in 2015 and 2014 Liquidation preference of $1,050 as of September 30, 2015	707	707
Series 2 shares issued and outstanding—460 in 2015 and 2014 Liquidation preference of $1,198 as of September 30, 2015	724	724
Series 3 shares issued and outstanding—289 in 2015 and 2014 Liquidation preference of $657 as of September 30, 2015	412	412
Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 12,622 in 2015 and 12,471 in 2014 Outstanding shares — 12,612 in 2015 and 12,461 in 2014	126	125
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	56,507	56,382
Accumulated deficit	(59,444)	(58,698)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(1,437)	(817)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,286	$2,312

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$1,552	$2,030	$5,336	$5,429
Cost of revenue	570	707	1,984	1,899

Gross profit	982	1,323	3,352	3,530

Operating expenses:
Sales and marketing	490	470	1,432	1,245
Research and development	592	443	1,641	1,442
General and administrative	305	293	946	959

Operating income (loss)	(405)	117	(667)	(116)
Interest expense, net	(27)	(24)	(79)	(83)
Other income		54		54

Net income (loss)	$(432)	$147	$(746)	$(145)

Preferred stock dividends accrued	(35)	(35)	(104)	(106)
Net income (loss) attributable to common stockholders	$(467)	$112	$(850)	$(251)

Net income (loss) per share attributable to common stockholders: Basic	$(0.04)	$0.01	$(0.07)	$(0.02)
Diluted	$(0.04)	$0.01	$(0.07)	$(0.02)

Weighted average common shares outstanding:
Basic	12,612	12,461	12,593	12,379
Diluted	12,612	15,485	12,593	12,379